Consent of Independent Auditors


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 1999, relating to the consolidated balance sheet of InnovaCom, Inc. and subsidiaries as of December 31, 1998 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1998 and 1997 and for the period from March 3, 1993 (inception) to December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-KSB of InnovaCom, Inc.



/s/HEIN +ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants



Orange, California
June 22, 1999